Exhibit 10.37

TRAVELERS

RESTRICTED STOCK UNIT AWARD NOTIFICATION AND AGREEMENT

(for Management Committee Member Executing Non-Compete)

(This award must be accepted within 90 days after the Grant Date shown below or it will be forfeited. Refer below to Section 13.)

Participant: “NAME”	Grant Date:	“GRANT DATE”

Number of Award Shares: “GRANTED”	Scheduled Settlement Date:	3 years from Grant Date

1.                                      Grant of Restricted Stock Units. This restricted stock unit award (“Award”) is granted pursuant to The Travelers Companies, Inc. 2014 Stock Incentive Plan, as it may be amended from time to time (the “Plan”), by The Travelers Companies, Inc. (the “Company”) to you (the “Participant”) as an employee of the Company or an affiliate of the Company (together, the “Travelers Group”). The Company hereby grants to the Participant as of the Grant Date an award (“Award”) consisting of a right to receive the number of shares set forth above (“Award Shares”) of the Company’s common stock, no par value (“Common Stock”), pursuant to the Plan, as it may be amended from time to time, and subject to the terms, conditions, and restrictions set forth herein.

2.                                      Terms and Conditions. The terms, conditions, and restrictions applicable to the Award are specified in the Plan and this grant notification and agreement, including Exhibit A (the “Award Agreement”). The terms, conditions and restrictions in the Plan include, but are not limited to, provisions relating to amendment, cancellation, and settlement, all of which are hereby incorporated by reference into this Award Agreement to the extent not otherwise set forth herein.

By accepting the Award, the Participant acknowledges receipt of the prospectus dated February 3, 2015 and any applicable prospectus supplement thereto (together, the “Prospectus”) and that he or she has read and understands the Prospectus.

The Participant understands that this Award is granted pursuant to the terms of a Non-Competition Agreement by and among the Participant, the Company, and The Travelers Indemnity Company (the “Non-Competition Agreement”); that all other incentive awards are entirely discretionary; and that no right to receive an award exists absent a prior written agreement with the Company to the contrary. The Participant also understands that the value that may be realized, if any, from the Award is contingent and depends on the future market price of the Common Stock, among other factors. Thus, the Participant understands that (a) any monetary value assigned to the Award in any communication regarding the Award is contingent, hypothetical, or for illustrative purposes only, and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to the Participant; and (b) receipt of the Award or any incentive award in the past is neither an indication nor a guarantee that an incentive award of any type or amount will be made to the Participant in the future. The Participant shall have no rights as a stockholder of the Company with respect to any shares covered by the Award unless and until the Award is settled in shares of Common Stock.

The Participant shall have no rights as a stockholder of the Company with respect to any shares covered by the Award unless and until the Award is settled in shares of Common Stock; provided, however, that if the Company pays cash dividends on its shares while the Award is outstanding, the Participant shall be entitled to receive corresponding dividend equivalent cash payments based on the number of shares underlying the Award at the time when such regular cash dividends are paid.

3.                                      Fully Vested; Forfeiture and Recapture Right. The Award is fully vested on the Grant Date.  Notwithstanding the foregoing or any provision of this Award Agreement, the Plan or the Prospectus to the contrary, any amounts, benefits, and awards under this Award Agreement shall be subject to forfeiture and recapture by the Company pursuant to the Non-Competition Agreement.  Further, except to the extent prohibited by law, an outstanding Award may be forfeited, and the compensatory value received under the Award may be subject to recoupment by the Company, in accordance with the policies of the Company in effect from time to time with respect to forfeiture and recoupment of bonus payments, retention awards, cash or stock-based incentive compensation or awards, or similar forms of compensation, and the terms of any such policy, while it is in effect, are incorporated herein by reference. Such forfeiture, recapture and recoupment rights shall not limit or modify the Company’s rights and remedies with respect to this Award Agreement or any other agreement between the Participant and the Company and/or other member of the Travelers Group.

4.                                      Settlement of Award.  Subject to the terms of the Non-Competition Agreement, the Company shall deliver to the Participant a number of shares of Common Stock equal to the number of Award Shares on the following dates:  (a) if the Scheduled Settlement Date identified above occurs prior to the Participant’s Separation Date, delivery of such shares shall be on the Scheduled Settlement Date or as soon as administratively practicable (but not later than ninety (90) days) thereafter; and (b) if the Participant’s Separation Date occurs prior to the Scheduled Settlement Date, delivery of such shares shall be on the applicable date described in Exhibit A or as soon as administratively practicable (but not later than 90 days) thereafter.  For purposes of this Agreement, “Separation Date” shall mean the date of the Participant’s “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance thereunder.  The number of shares of Common Stock delivered to the Participant shall be reduced by a number of shares of Common Stock having a Fair Market Value on the date of delivery equal to the tax withholding obligation (including any applicable employment taxes due in connection with the vesting of the Award on or prior to the settlement date), unless the Plan administrator is notified in advance of the Award settlement (or the Award vesting, if applicable) and the Participant elects another method for tax withholding.

5.                                      Acceptance of Exhibit A - Award Rules. The Participant agrees to be bound by the terms of the Award Rules set forth in Exhibit A (“Award Rules”).

6.                                      Consent to Electronic Delivery. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company desires or may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms and communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to the Participant may be via a Company e-mail system or by reference to a location on a Company intranet site to which the Participant has access.

7.                                      Administration. The Company’s Compensation Committee or its designee administers the Plan and this Award Agreement and has the authority to interpret any ambiguous or inconsistent terms in its sole discretion.  The Participant’s rights under this Award Agreement are expressly subject to the terms and conditions of the Plan and to any guidelines the Compensation Committee or its designee adopts from time to time.  The interpretation and construction by the Compensation Committee or its designee of the Plan and this Award Agreement, and such rules and regulations as the Compensation Committee or its designee may adopt for purposes of administering the Plan and this Award Agreement, will be final and binding upon the Participant.

8.                                      Entire Agreement/Amendment/Survival/Assignment. The terms, conditions and restrictions set forth in the Plan, this Award Agreement and the Non-Competition Agreement constitute the entire understanding between the parties hereto regarding the Award and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof. This Award Agreement may be amended by a subsequent writing (including e-mail or electronic form) agreed to between the Company and the Participant. Section headings herein are for convenience only and have no effect on the interpretation of this Award Agreement. The provisions of the Award Agreement that are intended to survive the Separation Date of a Participant shall survive such date. The Company may assign this Award Agreement and its rights and obligations hereunder to any current or future member of the Travelers Group.

9.                                      No Right to Employment. The Participant agrees that nothing in this Award Agreement constitutes a contract of employment with the Travelers Group for a fixed duration of time. The employment relationship is “at will,” which affords the Participant or the Travelers Group the right to terminate the relationship at any time for any reason or no reason not otherwise prohibited by applicable law. The Travelers Group retains the right to decrease the Participant’s compensation and/or benefits, transfer or demote the Participant or otherwise change the terms or conditions of the Participant’s employment with the Travelers Group. The Award granted hereunder will not form part of the Participant’s regular employment compensation and will not be considered in calculating any statutory benefits or severance pay due to the Participant.

10.                               No Limitation on the Company’s Rights.  The Participant agrees that nothing in this Award Agreement shall in any way affect the Company’s right or power to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

11.                               Transfer Restrictions. The Participant may not sell, assign, transfer, pledge, encumber or otherwise alienate, hypothecate or dispose of the Award or his or her right hereunder to receive any Award Shares, except as otherwise provided in the Prospectus.

12.                               Conflict. In the event of a conflict between the Plan and the Award Agreement the Plan terms shall govern.

13.                               Acceptance and Agreement by the Participant; Forfeiture upon Failure to Accept. By accepting this Award, the Participant agrees to be bound by the terms, conditions, and restrictions set forth in the Plan, this Award Agreement, the Non-Competition Agreement and the Travelers Group’s policies, as in effect from time to time, relating to the Plan.  The Participant’s rights under the Award will lapse ninety (90) days from the Grant Date, and the Award will be forfeited on such date if the Participant does not accept the Award Agreement by such date. For the avoidance of doubt, the Participant’s failure to accept the Award Agreement shall not affect his or her continuing obligations under any other agreement between any member(s) of the Travelers Group and the Participant.

14.                               Waiver; Cumulative Rights.  The Company’s failure or delay to require performance by the Participant of any provision of this Award Agreement will not affect its right to require performance of such provision unless and until the Company has waived such performance in writing.  Each right under this Award Agreement is cumulative and may be exercised in part or in whole from time to time.

15.                               Governing Law and Forum for Disputes. The Award Agreement shall be legally binding and shall be executed and construed and its provisions enforced and administered in accordance with the laws of the State of Minnesota.  The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement will be exclusively in the courts in the State of Minnesota, City and County of St. Paul, including the Federal Courts located therein (should Federal jurisdiction exist).  The parties consent to and submit to the personal jurisdiction and venue of courts of Minnesota and irrevocably waive any claim or argument that the courts in Minnesota are an inconvenient forum.  The Participant agrees to accept service of any court filings and process by delivery to his or her most current home address on record with the Travelers Group via first class mail or other nationally recognized overnight delivery provider, or by any third party regularly engaged in the service of process.  As consideration for and by accepting the Award, the Participant agrees that the Governing Law and Forum for Disputes provision of this Section 15 shall supersede any governing law, forum or similar provisions contained or referenced in any prior equity award made by the Company to the Participant, and, accordingly, such prior equity award shall become subject to the terms and conditions of the Governing Law and Forum for Disputes provisions of this Section 15.

16.                               Section 409A Compliance. This Award Agreement is intended to satisfy the requirements of Code Section 409A and should be interpreted and applied in a manner consistent with such requirements, including the regulations and other guidance issued under Code Section 409A.  If any amount shall be payable with respect to the Award hereunder as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” and such amount is subject to the provisions of Code Section 409A, then notwithstanding any other provision of this Award Agreement, no payment shall be made, except as permitted under Code Section 409A, prior to the date that is six (6) months following the Participant’s separation from service (or the date of his or her earlier death). The Company may adopt a specified employee policy that will apply to identify the specified employees for all deferred compensation plans subject to Code Section 409A; otherwise, specified employees will be identified using the default standards contained in the regulations under Code Section 409A.

17.                               Personal Data. The Participant understands that the Company and other members of the Travelers Group hold certain personal information about the Participant, which may include, without limitation, information such as his or her name, home address, telephone number, gender, date of birth, salary, nationality, job title, social insurance number or other such tax identity number and details of all Awards or other entitlement to shares of common stock awarded, cancelled, exercised, vested, unvested or outstanding in his or her favor (“Personal Data”).

The Participant understands that in order for the Company to process the Participant’s Award and maintain a record of Award Shares under the Plan, the Company shall collect, use, transfer and disclose Personal Data within the Travelers Group electronically or otherwise, as necessary for the implementation and administration of the Plan including, in the case of a social insurance number, for income reporting purposes as required by law. The Participant further understands that the Company may transfer Personal Data, electronically or otherwise, to third parties, including but not limited to such third parties as outside tax, accounting, technical and legal consultants when such third parties are assisting the Company or other members of the Travelers Group in the implementation and administration of the Plan. The Participant understands that such recipients may be located within the jurisdiction of residence of the Participant, or within the United States or elsewhere and are subject to the legal requirements in those jurisdictions applicable to those organizations, for example, lawful requirements to disclose personal information such as the Personal Data to government authorities in those countries. The Participant understands that the employees of the Travelers Group and third parties performing work related to the implementation and administration of the Plan shall have access to the Personal Data as is necessary to fulfill their duties related to the implementation and administration of the Plan. By accepting the Award, the Participant consents, to the fullest extent permitted by law, to the collection, use, transfer and disclosure, electronically or otherwise, of his or her Personal Data by or to such entities for such purposes and the Participant accepts that this may involve the transfer of Personal Data to a country which may not have the same level of data protection law as the country in which this Award Agreement is executed. The Participant confirms that if the Participant has provided or, in the future, will provide Personal Data concerning third parties including beneficiaries, the Participant has the consent of such third party to provide their Personal Data to the Travelers Group for the same purposes.

The Participant understands that he or she may, at any time, request to review the Personal Data and require any necessary amendments to it by contacting the Company in writing. Additionally, the Participant may always elect to forgo participation in the Plan or any other award program.

EXHIBIT A

AWARD RULES

TO TRAVELERS’ RESTRICTED STOCK UNIT AWARD NOTIFICATION AND AGREEMENT

References to “you” or “your” are to the Participant. “Separation Date” has the meaning described in Section 4 of the Award Agreement.

The provisions in the chart below apply to the Award.

If You:	Here’s What Happens to Your Award:

Separate from service

Subject to the terms of the Non-Competition Agreement, Award Shares will be issued and distributed to you upon the earlier of (a) six (6) months after your Separation Date or (b) the Scheduled Settlement Date.

Take an approved personal leave of absence approved by the Company under its Personal Leave Policy, family leave, medical leave, dependent care leave, military leave, or other statutory leave of absence or notice leave (including, without limitation, “garden leave”, but not including any period corresponding to pay in lieu of notice, severance pay or other monies on account of the cessation of your employment)

If you remain employed within the Travelers Group during your leave of absence and up to and including the Scheduled Settlement Date, your Award Shares will be issued and distributed to you on the Scheduled Settlement Date. If your Separation Date occurs during the leave for any reason, the provisions applicable to separation from service will apply.

Die prior to your Separation Date or after your Separation Date and while your Award is outstanding	Award Shares will be issued and distributed to your estate upon your death.